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                                                                     EXHIBIT 5.1



                                 July 16, 1996


ABC Bancorp
310 First Street, S.E.
Moultrie, Georgia 31776

Ladies and Gentlemen:

        You have requested our opinion in connection with the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission by ABC Bancorp (the "Corporation") on July 17, 1996, with respect to the offer and sale by the Corporation of not more than 736,277 shares of common stock, $1.00 per value per share, of the Corporation (the "Shares") to certain security holders of First National Corporation ("First National") upon the consummation of the merger of First National with and into the consummation of the merger of First National with and into the Corporation, all as further described in the Registration Statement.

        We have examined such records and documents and have made such investigation of law as we have deemed necessary under the circumstances.

        Based on that examination and investigation, it is our opinion that, when issued and sold in the manner described in the Registration Statement (including all exhibits thereto) and in compliance with the Securities Act of 1933, as amended, and applicable state Blue Sky laws, (i) the Shares will be duly authorized and validly issued; and (ii) the Shares will be fully paid and non-assessable.

        We consent to the use of our name under the captions "Proposed Merger - Certain Federal Income Tax Consequences of the Merger," and "Legal Opinions" in the prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                 Very truly yours,

                                 /s/ Rogers & Hardin
                                 ---------------------------
                                 ROGERS & HARDIN